EXHIBIT 99.1

LogicVision Reports Q3 2003 Financial Results

SAN JOSE, Calif. — Oct. 28, 2003 — LogicVision, Inc. (NASDAQ: LGVN), a leading provider of embedded test IP for integrated circuits and systems, today announced financial results for the third quarter ended Sept. 30, 2003.

Revenues for the third quarter were $1.5 million, a six percent improvement over last quarter’s revenues. As the company has previously discussed, its total solutions sales approach has lengthened the sales cycle, and more of its revenues are being recognized ratably.

Net loss for the third quarter was $3.3 million, or a loss of $0.21 per share, compared with a net loss of $4.0 million, or a loss of $0.26 per share, in the second quarter of 2003.

Gross margins for the third quarter of 2003 were 59 percent, up from 45 percent in the second quarter. The increase in gross margins reflected a more favorable mix of business between the higher margin license revenues and the more labor-intensive, lower margin service revenues.

At Sept. 30, 2003, LogicVision had $30.9 million in cash and cash equivalents, short-term investments and marketable securities. The company also has a $1.0 million outstanding balance under its bank line of credit, for a combined net balance of $29.9 million, or $1.90 cash per share. This compares with a combined net balance of $33.1 million in the prior quarter.

New orders booked during the quarter totaled $1.2 million, and LogicVision exited the third quarter with a backlog of $10.9 million, including $5.3 million of deferred revenues.

“We are pleased that our total solutions sales approach to customers is gaining traction and generating new revenue opportunities. LogicVision is delivering key benefits to our customers in yield improvement, quality enhancements, lower cost of test and faster time to market,” said Dr. Vinod Agarwal, president and CEO of LogicVision.

“Looking ahead, we expect to sign contracts and/or receive purchase orders totaling more than $10 million in new business in the fourth quarter. We expect these contracts and orders to have terms of one to three years, and we will generally recognize revenue ratably over each contract’s specific term.

“In the third quarter, we further streamlined the integration of embedded test into nanometer-scale SOC designs with the announcement of our new generation test solution, LV2004™. With LV2004, designers can fully enable test automation at the design, debug and manufacturing test stages, as well as throughout the SOC life-cycle, increasing product quality and decreasing test costs,” said Dr. Agarwal.

Guidance for the Fourth Quarter of 2003

•	Revenues for Q4 are expected to be at least $3 million

•	Net loss for Q4 is expected to be less than $2.5 million.

•	Bookings and deferred revenues are expected to grow in Q4, leading to improved revenues and lower losses in FY 2004.

•	Cash and cash equivalents, short-term investments and marketable securities are expected to be in the range of $29 million to $31 million at the end of Q4.

Conference Call

LogicVision will broadcast its conference call discussion of third quarter fiscal 2003 financial results on Tuesday, Oct. 28 at 2 p.m. Pacific Time. To listen to the call, please dial (210) 839-8500, pass code: LogicVision. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 998-0718.

The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for 12 months.

About LogicVision, Inc.

LogicVision provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s progress with customers, expected customer orders and contracts, the features and benefits of the Company’s products, and the Company’s expected financial results and condition, including revenues, net loss, bookings, deferred revenues, backlog, and cash and cash equivalents, short-term investments and marketable securities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders before the end of the year, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended June 30, 2003 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:
Bruce M. Jaffe	Mary McGowan
Vice President & CFO	Account Director
(408) 453-0146	(650) 470-0200
InvestorRelations@logicvision.com	Mary@stapleton.com

– Summary financial data follows –

LOGICVISION, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
License	$466	$2,814	$2,046	$9,409
Product	65	—	129	—
Service	950	1,168	3,115	4,115

Total revenues	1,481	3,982	5,290	13,524

Cost of revenues:
License	58	273	144	809
Product	32	—	53	—
Service	520	949	1,993	2,506

Total cost of revenues	610	1,222	2,190	3,315

Gross profit	871	2,760	3,100	10,209

Operating expenses:
Research and development	1,064	1,145	3,394	3,710
Sales and marketing	2,054	2,684	6,786	7,158
General and administrative	1,042	1,227	3,050	3,204
Amortization of deferred stock-based compensation	164	415	601	1,267

Total operating expenses	4,324	5,471	13,831	15,339

Loss from operations	(3,453)	(2,711)	(10,731)	(5,130)
Interest and other income	152	273	523	857

Loss before provision for income taxes	(3,301)	(2,438)	(10,208)	(4,273)
Provision for income taxes	41	17	123	52

Net loss	$(3,342)	$(2,455)	$(10,331)	$(4,325)

Net loss per common share, basic and diluted	$(0.21)	$(0.16)	$(0.67)	$(0.29)

Weighted average number of shares outstanding, basic and diluted	15,618	15,022	15,435	14,950

LOGICVISION, INC.

BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$7,686	$16,179
Short-term investments	8,996	6,992
Accounts receivable, net	3,376	1,170
Prepaid expenses and other current assets	954	1,174

Total current assets	21,012	25,515
Property and equipment, net	1,242	1,486
Marketable securities	14,201	18,390
Other long-term assets, net	512	1,134

Total assets	$36,967	$46,525

Total cash and cash equivalents, short-term investments and marketable securities	$30,883	$41,561
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$1,000	$2,500
Accounts payable	606	1,468
Accrued liabilities	1,298	1,339
Deferred revenues	3,806	3,153

Total current liabilities	6,710	8,460
Deferred revenues	1,454	270

Total liabilities	8,164	8,730
Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	98,129	97,341
Deferred stock-based compensation	(531)	(1,042)
Accumulated other comprehensive income	132	92
Accumulated deficit	(68,929)	(58,598)

Total stockholders’ equity	28,803	37,795

Total liabilities and stockholders’ equity	$36,967	$46,525